Exhibit 10.1

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of December 7, 2012 (the “Effective Date”), by and between Griffon Corporation, a Delaware corporation, with its principal office located at 712 Fifth Avenue, New York, NY 10019 (together with its successors and assigns permitted under this Agreement, “Griffon”) and Robert F. Mehmel (“Mehmel”).

W I T N E S S E T H:

          WHEREAS, Griffon has determined that it is in the best interests of Griffon and its stockholders to employ Mehmel as its President and Chief Operating Officer; and

          WHEREAS, Griffon wishes to assure itself of the services of Mehmel for the period hereinafter provided, and Mehmel is willing to be employed by Griffon for said period, upon the terms and conditions provided in this Agreement;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Griffon and Mehmel (individually a “Party” and together the “Parties”) agree as follows:

          1. DEFINITIONS.

(a) “Affiliate” means any person or entity controlling, controlled by or under common control with Griffon.

(b) “Board” shall mean the Board of Directors of Griffon.

(c) “Cause” shall mean:

(i) Mehmel’s willful refusal to perform his material duties as defined herein (other than as a result of total or partial incapacity due to physical or mental illness),

(ii) theft or embezzlement of Griffon property or dishonesty in the performance of Mehmel’s duties,

(iii) Mehmel’s conviction of, or plea of guilty or nolo contendere to (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude,

            (iv) Mehmel’s willful misconduct or gross negligence in connection with Mehmel’s duties hereunder or any act or omission which, in each case, is materially injurious to the financial condition or business reputation of Griffon or any of its Subsidiaries or Affiliates. For purposes of Section 1(c)(i) and (iv), no act or failure to act on the part of Mehmel shall be considered “willful” unless it is committed, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Griffon, and/or

(v) any material breach of the Agreement by Mehmel.

Notwithstanding the foregoing, no act or failure to act (to the extent curable) shall constitute Cause unless Griffon gives Mehmel written notice after becoming aware of the occurrence of the act or failure to act which Griffon believes constitutes the basis for Cause, specifying the particular act or failure to act which Griffon believes constitutes the basis for Cause. If Mehmel fails to cure such act or failure to act within thirty (30) days after receipt of such notice, Mehmel’s employment shall be deemed terminated for Cause.

(d) “Change in Control” shall mean the occurrence of any of the following events during the Employment Term:

                    (i)     any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires ownership of stock of Griffon that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Griffon; provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from Griffon, (B) any acquisition by Griffon or any Affiliate, or (C) any acquisition by (x) any employee benefit plan (or related trust) intended to be qualified under Section 401(a) of the Code or (y) any trust established in connection with any broad-based employee benefit plan sponsored or maintained, in each case, by Griffon or any corporation controlled by Griffon;

                    (ii) any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of Griffon possessing 30 percent or more of the total voting power of Griffon’s stock; provided, however, that for purposes of this subsection (ii), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from Griffon, (B) any acquisition by Griffon or any Affiliate, or (C) any acquisition by (x) any employee benefit plan (or related trust) intended to be qualified under Section 401(a) of the Code or (y) any trust established in connection with any broad-based employee benefit plan sponsored or maintained, in each case, by Griffon or any corporation controlled by Griffon;

                    (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, but excluding any new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended) (a “Person”) other than the Board; or

                    (iv) a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder (other than a subsidiary or an Affiliate of Griffon), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of Griffon.

Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction that results from an action of any Person, entity or group which includes, is affiliated with or is wholly or partly controlled by one or more executive officers of Griffon and in which Mehmel participates directly or actively (other than a renegotiation of his employment arrangements or in his capacity as an employee of Griffon or any successor entity thereto or to the business of Griffon).

                    (e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

                    (f) “Committee” shall mean the Compensation Committee of the Board.

                    (g) “Employment Term” shall mean the period specified in Section 2(b) below.

                    (h) “Fiscal Year” shall mean the 12-month period beginning on October 1 and ending on the next subsequent September 30, or such other 12-month period as may constitute Griffon’s fiscal year at any time hereafter.

                    (i) “Good Reason” shall mean the occurrence of any of the following events without Mehmel’s prior written consent:

(i) the failure of Griffon to pay Mehmel’s Salary or annual bonus when due and if earned, other than an inadvertent administrative error or failure,

(ii) a reduction by Griffon in Mehmel’s Salary or Target Bonus, other than a percentage reduction applied equally to all senior executives,

                 (iii) a material diminution in Mehmel’s authority or responsibilities from those described herein, including, without limitation, (A) the appointment of another person to the position of President or Chief Operating Officer or (B) Mehmel ceasing to report to the Chief Executive Officer of Griffon,

(iv) failure of Griffon to maintain its principal headquarters within thirty-five (35) miles of New York City,

(v) any material breach of the Agreement by Griffon, or

(vi) a failure of Griffon to have any successor assume in writing the obligations under the Agreement.

Notwithstanding the foregoing, none of these events shall constitute Good Reason unless Mehmel gives Griffon written notice within ninety (90) days after the occurrence of the event which Mehmel believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Mehmel believes constitutes the basis for Good Reason. If Griffon fails to cure such act or failure to act within thirty (30) days after receipt of such notice, Mehmel may terminate his employment for Good Reason.

                    (j) “Salary” shall mean the annual salary provided for in Section 3 below, as adjusted from time to time.

          2. EMPLOYMENT TERM, POSITIONS AND DUTIES.

                    (a) Employment of Mehmel. Griffon hereby employs Mehmel, and Mehmel hereby accepts employment with Griffon, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Mehmel shall render services to Griffon principally at Griffon’s corporate headquarters, but he shall do such traveling on behalf of Griffon as shall be reasonably required in the course of the performance of his duties hereunder.

                    (b) Employment Term. Unless earlier terminated under Section 9 hereof, the term of employment hereunder shall commence as of December 10, 2012 (the “Commencement Date”), and shall continue until the fourth anniversary of the Commencement Date (the “Initial Term”) and shall automatically renew for one year periods commencing on the fourth anniversary of the Commencement Date (each such one-year period, a “Renewal Term”), unless either Party provides notice of non-renewal at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term (the Initial Term and any Renewal Term shall hereinafter be referred to as the “Employment Term”).

                    (c) Titles and Duties. During the Employment Term, Mehmel shall (i) have the titles of President and Chief Operating Officer, (ii) report to Griffon’s Chief Executive Officer, (iii) be responsible for, and, along with Griffon’s Chief Executive Officer, have authority over all operational activities, including, without limitation (A) developing Griffon’s operational business strategies and tactics, (B) establishing best practices, and guiding and aligning Griffon’s personnel with those best practices and Griffon’s business goals and strategies, (C) monitoring staffing, facility planning, knowledge skills, expectations and motivation to fulfill Griffon’s organizational needs, including planning and prioritizing customer, employee and organizational requirements, (D) driving performance and the related measurement thereof and coordinating environmental, health and safety compliance and (E) coordinating due diligence and related activities in connection with acquisitions and divestitures and (iv) have such other duties and responsibilities as are assigned to Mehmel by Griffon’s Chief Executive Officer or Griffon’s Board of Directors (not inconsistent in any significant respect with the duties and responsibilities typically assigned to the president and chief operating officer of a publicly-traded corporation).

                     (d) Time and Effort. Mehmel shall devote his best efforts and abilities, and all of his business time, to the performance of his duties under the Agreement; provided that he shall, to the extent same does not substantially interfere with the performance of his duties hereunder, be permitted to: (i) serve on civic boards and committees and, with the prior written consent of the Board, corporate boards, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal and family investments.

          3. SALARY.

                     (a) Mehmel shall receive from Griffon a Salary, payable in accordance with the regular payroll practices of Griffon, in an amount of $700,000 per annum. During the Employment Term, Mehmel shall be eligible for periodic annual increases in Salary commencing October 1, 2013, in the sole discretion of the Committee.

          4. BONUSES.

                       (a) Annual Bonus. For the Fiscal Year ending September 30, 2013 and for each subsequent Fiscal Year during Mehmel’s employment, Mehmel will be eligible to receive a performance based bonus as determined by Griffon’s Compensation Committee (the “Committee”) based upon the achievement of specified performance objectives, as established and certified by the Committee in accordance with Griffon’s 2011 Performance Bonus Plan, or any successor plan. The Chief Executive Officer will recommend to the Committee that, under the 2011 Performance Bonus Plan, or any successor plan, Mehmel’s potential annual bonus awards at the specified minimum, target, superior and maximum performance levels be no less than 25% of the potential bonus award amounts established for the Chief Executive Officer (and that in no event will Mehmel’s (i) target bonus opportunity be less than 100% of Mehmel’s Salary and (ii) maximum bonus opportunity be less than 200% of Mehmel’s Salary). Actual bonus amounts shall be subject to determination, certification and approval of the Committee prior to payment. Such performance based bonus, if any, shall be paid following the close of the Fiscal Year to which it relates at such time as Griffon pays bonuses with respect to such Fiscal Year to its executives generally, but in no event later than March 15 of the immediately following calendar year.

                       (b) Discretionary Bonus. Mehmel shall be eligible to receive additional bonuses during the Employment Term. The amount and the occasion for payment of such bonus, if any, shall be determined by the Committee in its sole discretion.

          5. EQUITY AWARDS.

                       (a) Restricted Stock. As soon as practicable after the Commencement Date, Mehmel shall receive a restricted stock grant of 300,000 shares of common stock pursuant to Griffon’s 2011 Equity Incentive Plan (the “Restricted Stock Grant”), 50% of which will cliff vest on the third anniversary of the date of grant and 50% of which will cliff vest on the fourth anniversary of the date of grant, subject to Mehmel’s continued employment and the satisfaction of the performance criteria set forth on Exhibit A. The Restricted Stock Grant will provide that Griffon’s tax withholding obligations may be met by withholding a sufficient number of shares to satisfy such obligations. Upon a termination of Mehmel’s employment by Griffon without Cause or by Mehmel for Good Reason, in each case, other than upon a Change in Control, the unvested portion of the Restricted Stock Grant will vest in accordance with subsection (i) of Section 9(h); upon a termination of Mehmel’s employment by Griffon due to Mehmel’s death or disability, the unvested portion of the Restricted Stock Grant will vest in accordance with subsection (ii) of Section 9(h); and upon a termination of Mehmel’s employment by Griffon without Cause or by Mehmel for Good Reason, in each case, upon a Change in Control, the unvested portion of the Restricted Stock Grant will vest in accordance with subsection (iii) of Section 9(h).

                       (b) Subsequent Grants. Mehmel will be eligible to receive subsequent annual grants of restricted stock and/or options, the amount and frequency of which shall be determined by the Committee in its sole discretion.

          6. BUSINESS AND TRAVEL EXPENSE REIMBURSEMENT; CERTAIN OTHER COSTS.

                      (a) Business Expenses. Mehmel shall be entitled to prompt reimbursement by Griffon for all reasonable business expenses incurred by him during the Employment Term in performing services under this Agreement, upon his proper submission of such accounts and records as may be reasonably required by Griffon.

                      (b) Other Costs. Griffon shall reimburse Mehmel for reasonable attorneys fees incurred in connection with the negotiation of this Agreement, up to a maximum of $25,000.00.

All reimbursements under this Section 6 shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred. The amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and no right to reimbursement of expenses or in-kind benefits under this Agreement shall be subject to liquidation or exchange for any other benefit.

          7. PERQUISITES.

          During the Employment Term, Griffon shall provide Mehmel with an automobile allowance of $1,500 per month and shall reimburse or pay all other reasonable or necessary expenses related to the operation of such automobile, including, without limitation, insurance, maintenance and parking, subject to Mehmel’s prompt submission of such accounts and records as may be reasonably required by Griffon. All reimbursements or payments under this Section 7 shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred. The amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and no right to reimbursement of expenses or in-kind benefits under this Agreement shall be subject to liquidation or exchange for any other benefit.

          8. BENEFITS.

                      (a) General. During the Employment Term, Mehmel will be eligible to participate in all welfare benefit plans and tax-qualified pension plans of Griffon as are generally available to Griffon’s other similarly situated executives in accordance with the terms and provisions of such plans, including without limitation, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave, holidays, vacation (four weeks per calendar year, to be taken in accordance with Griffon’s policy) and any other employee benefit plans or programs that may be sponsored by Griffon from time to time; provided, however, that Mehmel shall not be eligible to receive benefits or payments under any severance plan, program or arrangement of Griffon other than those benefits Mehmel may become entitled to receive, as the case may be, under this Agreement.

                      (b) Life Insurance Benefit. During the Employment Term, in addition to the group life insurance available to employees generally, Griffon shall provide Mehmel with company-paid term life insurance coverage with a face amount equal to three times his Salary.

          9. TERMINATION OF EMPLOYMENT.

                      (a) Voluntary Termination. Mehmel may terminate his employment voluntarily at any time during the Employment Term. If he does so, except for Good Reason, he shall be entitled to receive only the compensation and benefits specified in Section 9(b).

                      (b) General. Notwithstanding anything to the contrary herein, in the event of any termination of Mehmel’s employment during the Employment Term (including by reason of his death), he shall be entitled to receive as soon as administratively feasible following such termination, but in any event, except as provided below, within fifteen (15) days thereafter (in addition to the applicable payments and benefits he may also be entitled to receive under subsections (c) through (h) below, as applicable):

(i) accrued but unpaid Salary through the date of termination;

(ii) any accrued but unused vacation;

(iii) any annual bonus earned for the Fiscal Year completed prior to the year of termination but not yet paid to him; and

(iv) reimbursement in accordance with Sections 6 and 7 above of any expenses incurred by him through the date of termination but not yet paid to him.

Additionally, Mehmel shall receive any other compensation or benefits, including, without limitation, benefits under any outstanding equity grants and awards granted pursuant to Section 5 above and employee benefits under plans described in Section 8 above, that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan.

                    (c) Termination Due to Disability. If, during the Employment Term, Mehmel’s employment is terminated by Griffon due to disability, he shall be entitled, in addition to the compensation and benefits specified in Section 9(b), to receive:

                    (i) a pro-rata bonus for the year of termination equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of completed days in the Fiscal Year of Mehmel’s termination of employment during which Mehmel was employed by Griffon and the denominator of which is 365, as soon as administratively feasible following such termination, but in any event within fifteen (15) days thereafter;

                    (ii) severance equal to nine months’ Salary payable in nine (9) equal monthly installments and commencing on the first payroll period following such termination; provided, however, that, if and to the extent necessary to avoid the imposition of any taxes imposed under Section 409A of the Code, such nine months of continued Salary shall be payable over eighteen months (instead of over nine months); and

(iii) if Mehmel (or his beneficiaries) elects continued medical coverage under COBRA, Griffon shall pay for coverage under COBRA for nine (9) months following such termination.

                    (d) Termination due to Death. If, during the Employment Term, Mehmel’s employment is terminated due to Mehmel’s death, he shall be entitled, in addition to the compensation and benefits specified in Section 9(b), to receive a pro-rata bonus for the year of termination equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of completed days in the Fiscal Year of Mehmel’s termination of employment during which Mehmel was employed by Griffon and the denominator of which is 365, as soon as administratively feasible following such termination, but in any event within fifteen (15) days thereafter.

                    (e) Termination by Griffon for Cause. Griffon may terminate Mehmel’s employment hereunder for Cause. In the event that Mehmel’s employment is terminated for Cause, he shall be entitled to receive only the compensation and benefits specified in Section 9(b).

                    (f) Termination by Griffon Without Cause or by Mehmel for Good Reason. Griffon may terminate Mehmel’s employment hereunder without Cause and Mehmel may terminate his employment hereunder for Good Reason. If, during the Employment Term, Griffon terminates Mehmel’s employment without Cause or Mehmel terminates his employment for Good Reason, in either such case, other than within two years after a Change in Control, he shall be entitled to receive, subject to the execution and non-revocation of a release substantially in the form attached hereto as Exhibit B no later than sixty (60) days after such termination and to Mehmel’s continued compliance with the restrictive covenants contained in Sections 12 and 13, in addition to the compensation and benefits specified in Section 9(b):

                    (i) continued Salary for eighteen (18) months payable in eighteen (18) equal monthly installments and commencing as soon as administratively feasible following the date on which the release becomes effective, but in any event within ten (10) days thereafter;

                    (ii) an amount equal to one and one-half (1.5) times the average of the annual bonuses paid to Mehmel under Section 4(a) in the three-year period immediately prior to such termination; provided that, until Mehmel has received an annual bonus under Section 4(a), his Target Bonus shall be used for purposes of this subsection (ii), which amount will be paid in eighteen (18) equal monthly installments commencing as soon as administratively feasible following the date on which the release becomes effective, but in any event within ten (10) days thereafter; and

(iii) if Mehmel (or his beneficiaries) elect continued medical coverage under COBRA, Griffon will pay for coverage under COBRA for 18 months following such termination.

                    (iv) Notwithstanding the foregoing, if the sixty (60) day period described above begins in one calendar year and ends in the next calendar year, then any payments or benefits described above that, but for this subsection (iv), would have been paid in the first calendar year will instead be paid in a lump sum on or within ten (10) days following the first day of the second calendar year, with any other payments to be made as though no such delay had occurred.

                    (g) Termination by Griffon Without Cause or by Mehmel for Good Reason Within Two Years After a Change in Control. If, during the Employment Term, Griffon terminates Mehmel’s employment without Cause or Mehmel terminates his employment for Good Reason, in either such case, within two years after a Change in Control, he shall be entitled to receive, subject to the execution and non-revocation of a release substantially in the form attached hereto as Exhibit B no later than sixty (60) days after such termination and to Mehmel’s continued compliance with the restrictive covenants contained in Sections 12 and 13, in addition to the compensation and benefits specified in Section 9(b):

                    (i) a lump sum payment, as soon as administratively feasible following the date on which the release becomes effective, but in any event within ten (10) days thereafter, equal to two and one-half (2.5) times the sum of (A) the Salary (but in no event less than Mehmel’s Salary in effect immediately prior to the Change in Control) plus (B) the average of the annual bonuses hereof paid to Mehmel under Section 4(a) in the three-year period immediately prior to such termination; provided that, until Mehmel has received an annual bonus under Section 4(a), his Target Bonus shall be used for purposes of this subsection (B);

                    (ii) a pro-rata portion of the higher of (A) the earned annual bonus for the most recently completed Fiscal Year; or (B) the Target Bonus, to be paid as soon as administratively feasible following the date on which the release becomes effective, but in any event within ten (10) days thereafter; and

                    (iii) continued medical coverage under Griffon’s medical and health plans until the earlier of December 31 of the second calendar year following the year of termination of Mehmel’s employment or Mehmel’s commencement of employment with another employer, at the same cost as is paid by similarly situated continuing employees.

                    (iv) Notwithstanding the foregoing, if the sixty (60) day period described above begins in one calendar year and ends in the following calendar year, then any payments or benefits described above that, but for this subsection (iv), would have been paid in the first calendar year will instead be paid in a lump sum on or within ten (10) days after the first day of the second calendar year, with any other payments to be made as though no such delay had occurred.

(h) Vesting of Equity Upon Certain Terminations.

                    (i) If, during the Employment Term, Griffon terminates Mehmel’s employment without Cause or Mehmel terminates his employment for Good Reason, in either such case, other than upon a Change in Control, the Restricted Stock Grant shall vest subject to the satisfaction of the performance criteria set forth on Exhibit A.

                    (ii) If, during the Employment Term, Griffon terminates Mehmel’s employment due to his death or disability, (A) the portion of the Restricted Stock Grant that would have vested on the third anniversary of the grant date shall vest in a percentage equal to the number of days worked by Mehmel from the grant date until the date of termination over 1,095 and (B) the portion of the Restricted Stock Grant that would have vested on the fourth anniversary of the grant date shall vest in a percentage equal to the number of days worked by Mehmel from the grant date until the date of termination over 1,460.

                    (iii) If, during the Employment Term, Griffon terminates Mehmel’s employment without Cause or Mehmel terminates his employment for Good Reason, in either such case, upon a Change in Control, the Restricted Stock Grant shall vest in full as of the date of termination.

                    (i) Specified Employee. Notwithstanding any other provision of this Agreement, if (i) Mehmel is to receive payments or benefits under Section 9 by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) Mehmel is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and/or (iii) such payment or benefit would otherwise subject Mehmel to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months after the termination of Mehmel’s employment, then such payment or benefit required under Section 9 shall not commence until the first day which is at least six months and one day after the termination of Mehmel’s employment. Each severance installment contemplated under this Section 9 shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Such payments or benefits, together with simple interest calculated at LIBOR as of the date of such separation from service, which would otherwise have been required to be made over such six month period, shall be paid to Mehmel in one lump sum payment or otherwise provided to Mehmel as soon as administratively feasible after the first day which is at least six months after the termination of Mehmel’s employment. Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth above as if no such delay had occurred. For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to Mehmel’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h), including, without limitation, the default presumptions thereof.

                    (j) Miscellaneous. For the avoidance of doubt, if applicable, Mehmel shall only be entitled to receive the payments and benefits provided under Section 9(f) or 9(g), which ever is applicable, but not under both such sections.

        10. NO DUTY TO MITIGATE.

          In the event of a termination of employment under Sections 9(c), 9(f) or 9(g), Mehmel shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payment hereunder be subject to offset in the event Mehmel does receive compensation for any reason from any other source.

        11. PARACHUTES.

          Upon a Change in Control during the Employment Term, notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Mehmel in connection with his employment with Griffon (or termination thereof) would subject Mehmel to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by Mehmel, including any Excise Tax) that Mehmel would receive with respect to such payments or benefits does not exceed the net-after tax amount Mehmel would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to Mehmel without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

        12. CONFIDENTIAL INFORMATION.

          Mehmel acknowledges that during his employment by Griffon he will be in close contact with many confidential affairs of Griffon or of any of its affiliates, including, without limitation, trade secrets, other private or secret information including secrets and information relating to corporate strategy, business development plans, product designs, intellectual property, business contacts, names and addresses of actual and potential customers and/or suppliers and their requirements, terms of business with such customers and potential customer and/or suppliers, annual budgets, management accounts, other financial information, and other business affairs, methods and other information not readily available to the public (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information does not include any information which (a) is or becomes publicly known or available other than as a result of wrongful disclosure by Mehmel, (b) becomes available to Mehmel on a non-confidential basis from a source which, to his knowledge, is not prohibited from disclosing such Confidential Information to him, or (c) is generally known in the industry in which Griffon or its Affiliates operate and pertains to activities or business not specific to Griffon or its Affiliates. Mehmel agrees to use all reasonable efforts to protect Griffon’s Confidential Information and will keep secret all such Confidential Information and will not intentionally disclose such Confidential Information to anyone outside of Griffon except (x) as required in the performance of his duties hereunder; (y) as required by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power; or (z) with Griffon’s prior written consent. Additionally, Mehmel will deliver promptly to Griffon upon any termination of employment, all agreements, memoranda, notes, records, reports and other documents (and all copies thereof) relating to Griffon’s business and all other property of Griffon, which he may then possess or have under his control other than publicly available documents. Mehmel understands and agrees that the rights and obligations set forth in this Section 12 shall extend beyond the Employment Term.

        13. OTHER RESTRICTIVE COVENANTS.

                    (a) Non-Solicitation of Employees. During Mehmel’s employment by Griffon and for the eighteen (18) month period following any termination of employment, Mehmel will not, for any reason, solicit, assist or encourage the solicitation of, or employ any person who was a full-time employee of, or independent contractor to, Griffon at the date of such termination or within six (6) months prior thereto to work for Mehmel or for any entity with which Mehmel is affiliated. For this purpose, the term “solicit” will mean contacting, or providing information to others who may be reasonably expected to contact, any employee of Griffon regarding such employee’s interest in seeking employment with any entity other than Griffon or for any entity with which Griffon is affiliated.

                    (b) Non-Solicitation of Clients or Customers/Non-Interference with Vendors. During Mehmel’s employment by Griffon and for the twelve (12) month period following any termination of employment, Mehmel will not, for any reason, solicit or encourage any vendor, Client or Prospective Client to cease any relationship with Griffon or any of its Affiliates, or service in any way any Client or Prospective Client. For this purpose, the term “solicit” will mean contacting, or providing information to others who may be reasonably expected to contact, any such vendor, Client or Prospective Client of Griffon regarding such Client or Prospective Client’s interest in receiving Mehmel’s services or the services of any entity with which Mehmel is affiliated or the cessation of any such relationship. The term “Client” will mean all persons for whom Griffon maintains an active account or file in the active records of Griffon, or for whom Griffon has otherwise performed or performs any services or provided products within the twelve (12) month period preceding Mehmel’s termination of employment. The term “Prospective Client” means those persons and entities who have been approached by or on behalf of Griffon to become a client or who have been entered into the internal records of Griffon as a prospective or potential client.

                    (c) Non-Compete. Mehmel expressly covenants and agrees that during his employment by Griffon and for the twelve (12) month period following any termination of employment, he will not directly or indirectly, own, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, any business which directly or indirectly competes in any material manner with any of the businesses of Griffon or any of its Affiliates, as conducted or planned by Griffon or any Affiliate during Mehmel’s employment with Griffon.

                    (d) Non-Disparagement. Mehmel agrees that, during his employment by Griffon and thereafter, he will not defame, disparage or publicly criticize Griffon and/or its Affiliates and/or their management to any person or entity. Subsequent to Mehmel’s termination of employment for any reason, he will not speak in a negative or disparaging manner about Griffon (and/or its Affiliates, management and/or its business), to the media, whether electronic, print or otherwise, without the prior written approval of Griffon. Nothing herein, however, will prohibit Mehmel from making truthful statements to the extent legally compelled or otherwise required by applicable laws or governmental regulations or judicial or regulatory proceedings.

                    (e) Survival. Mehmel understands and agrees that the rights and obligations set forth in this Section 13 shall extend beyond the Employment Term.

        14. REMEDIES/SANCTIONS.

          Mehmel acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to Griffon in the event of any breach of this Agreement or default by Mehmel. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Mehmel further acknowledges and agrees that Griffon will suffer irreparable harm if he fails to comply with his obligations under Section 12 above and/or Section 13 above and that monetary damages would be inadequate to compensate Griffon for any such breach. Accordingly, Mehmel agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, Griffon will be entitled to seek injunctive relief or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement.

        15. WITHHOLDING TAXES.

          Mehmel will be solely responsible for any applicable federal, state, local or other taxes, resulting from any taxable income paid to him hereunder or otherwise by Griffon, including without limitation any taxes imposed under Section 409A or Section 4999 of the Code. Notwithstanding the foregoing, Griffon will be entitled to withhold from any payments made to Mehmel hereunder, and to report to appropriate federal, state and local taxing authorities, all amounts required to be withheld or reported.

        16. ASSIGNABILITY; BINDING NATURE.

          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Mehmel) and assigns. No rights or obligations of the Parties under this Agreement may be assigned without the written consent of both Parties, except by will or the laws of descent and distribution.

        17. ENTIRE AGREEMENT.

          Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof. Unless otherwise expressly determined by the Board or the Committee in its sole discretion after the Commencement Date, payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of Griffon to which Mehmel would otherwise be entitled.

        18. AMENDMENT OR WAIVER.

          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Mehmel and an authorized officer of Griffon. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

        19. SEVERABILITY.

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

        20. SURVIVAL.

          The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement, the termination of the Employment Term and the termination of Mehmel’s employment with Griffon for any reason, to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

        21. GOVERNING LAW/JURISDICTION.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York State, without reference to principles of conflict of laws.

        22. NO CONFLICTS.

          Mehmel represents and warrants that (a) his employment hereunder and performance of his duties hereunder will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound; (b) his employment with Griffon will not violate any non-competition, non-solicitation or other similar covenant or agreement by which he is bound; and (c) in connection with his employment with Griffon, he will not use any confidential or proprietary information he may have obtained in connection with his employment with any prior employer. Mehmel further represents and warrants that there are no facts or circumstances that would, or could reasonably be expected to, impede Mehmel’s ability to obtain any and all government contractor security clearances and/or approvals, and other governmental clearances and/or approvals, necessary or desirable to perform Mehmel’s duties as Griffon’s President and Chief Operating Officer, including, without limitation, any facts or circumstances pertaining to personal finances, substance abuse, excessive gambling or personal behavior or activities, foreign influence or relationships, or the misuse of technology or confidential, classified or proprietary information.

        23. ARBITRATION; COSTS OF DISPUTES.

          If any contest or dispute arising with respect to the terms of employment under this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect; provided, however, that Griffon may bring an action to specifically enforce any confidentiality, non-compete, non-interference, non-disparagement or non-solicitation covenant. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The costs of commencing such arbitration will be borne equally by Mehmel and Griffon. Notwithstanding the foregoing of this Section 23, each of the Parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the Parties agree to submit, for a period of 60 days, to non-binding voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York, NY, Resolutions Center or such other dispute resolution firm as is mutually agreed upon by the Parties, pursuant to the procedures of JAMS International Mediation Rules, or the procedures of such other dispute resolution firm, in each such case to the extent not inconsistent herewith, and conducted in the State of New York (however, such mediation or obligation to mediate shall not apply to, or suspend or otherwise delay, any action of Griffon to specifically enforce any confidentiality, non-compete, non-interference, non-disparagement or non-solicitation covenant).

        24. INDEMNIFICATION.

          During the Employment Term, Griffon will provide Mehmel with indemnification rights and protections to the same extent as is provided from time to time to the other senior executives of Griffon, including, without limitation, the advancement of expenses, and on the same terms and conditions applicable to such senior executive officers. During the Employment Term, Mehmel will be covered at all times by such directors’ and officers’ liability insurance as Griffon will from time to time obtain, if any, and such coverage will be substantially similar to that provided to the other senior executive officers of Griffon.

        25. NOTICES.

          Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Griffon or the Board:

Griffon Corporation
712 Fifth Avenue
New York, NY 10019
Attention: Ronald J. Kramer
FAX: (212) 957-5040

With a copy to:

Stephen W. Skonieczny, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
FAX: (212) 314-0024

If to Mehmel, the address Griffon has on file.

With a copy to:

Regina Olshan, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
FAX: (917) 777-3963

          26. HEADINGS.

          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          27. COUNTERPARTS.

          This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan

Seth L. Kaplan
Senior Vice President

EXECUTIVE

By:	/s/ Robert F. Mehmel

Robert F. Mehmel

EXHIBIT A

Performance Criteria

1. The portion of the Restricted Stock Award that is scheduled to vest on the third anniversary of the date of grant will not vest unless, in addition to the satisfaction of the service condition on vesting set forth in Section 5 of the Agreement, at least one of Telephonics Corporation, Home Building Products or Clopay Plastic Products Company (together, the “Business Units”) achieves a 3% or greater increase in sales or operating income for any of fiscal years 2013, 2014 or 2015 over, in each case, the immediately preceding fiscal year or, at any such fiscal year end, Griffon reports working capital of at least $493,265,000; and

2. The portion of the Restricted Stock Award that is scheduled to vest on the fourth anniversary of the date of grant will not vest unless, in addition to the satisfaction of the service condition on vesting set forth in Section 5 of the Agreement, at least one of the Business Units achieves a 3% or greater increase in sales or operating income for any of fiscal years 2013, 2014, 2015 or 2016 over, in each case, the immediately preceding fiscal year or, at any such fiscal year end, Griffon reports working capital of at least $493,265,000.

EXHIBIT B

General Release

          IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Agreement, dated as of December 7, 2012, (the “Agreement”) by and between Robert F. Mehmel (the “Executive”) and Griffon Corporation (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to the Executive’s employment by the Company and the cessation thereof, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York State and New York City Human Rights Laws, the New York Labor Laws, and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from (i) any rights to any payments, benefits or reimbursements due to the Executive under the Agreement; (ii) any rights of the Executive to indemnification under the Agreement (or the standard form of agreement, if any, entered into with the Executive pursuant to the Agreement) or under any applicable directors’ and officers’ liability insurance policies maintained by the Company; (iii) any rights to any vested benefits due to the Executive under any employee benefit plans sponsored or maintained by the Company; or (iv) any rights of the Executive as a shareholder of the Company. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

          The Executive represents and warrants that he fully understands the terms of this General Release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

          The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

          The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Robert F. Mehmel

Dated: